EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000

Investors: John Capodanno / Jonathan Birt
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES 2005 SECOND QUARTER FINANCIAL RESULTS

BASKING RIDGE, NJ, July 28, 2005, Hooper Holmes, Inc. (AMEX:HH) today reported its financial results for the second quarter ended June 30, 2005.

Total revenues for the quarter increased 2.5% to $84.9 million compared to $82.8 million in the second quarter of 2004. Net income was $3.4 million or $0.05 per diluted share, the same as in the second quarter of the prior year.

Second quarter 2005 revenues for the Company’s Health Information Division (HID) were $74.7, an increase of 4% over the $71.8 million reported in the second quarter 2004. The HID’s second quarter 2005 performance was attributable to:

•	A $5.1 million revenue contribution from Mid-America Agency Services (MAAS), our outsourced underwriting business acquired on May 1, 2004 (this represented an increase of $3 million over the 2004 second quarter amount, which included only two months of operations);

•	Medicals Direct, our UK subsidiary, which increased revenues by 11% to $11.1 million, the result of aggressive expansion efforts and select small acquisitions made in 2004;

•	Heritage Labs, which generated 29% revenue growth to $5.3 million, due to additional market share gains;

•	Infolink, which increased revenues by 11% to approximately $8.1 million attributable to the continued success of its call center; and

•	A decline in Portamedic revenues of $3.2 million to $45 million, down 6.7% compared to $48.2 million in the same period last year.

Revenues for the Company’s Claims Evaluation Division (CED) were $10.2 million, compared to $11.0 million for the second quarter of 2004. The decrease was primarily a result of reduced claims activity in the primary markets in which we have focused to date due to both regulatory and customer practice changes.

Jim McNamee, Chairman, President and Chief Executive Officer of Hooper Holmes, stated, “Our second quarter results are inline with our expectations and represent a solid performance given the ongoing reorganization activities and the current market conditions. While our Portamedic unit’s operating results continue to reflect the decline in life insurance application activity and downward pricing pressure, we are extremely pleased with the performance of our other business units, particularly Heritage Labs, which improved revenues 29% year-over-year for the quarter, and Medicals Direct and Infolink, which both increased revenues 11% over the second quarter of the prior year.”

For the six months ended June 30, 2005, revenues increased 2.8% to $167.4 million from $162.8 million in last year’s comparable period. Net income was $5.8 million, or $0.09 per diluted share, compared to $6.4 million, or $0.10 per diluted share, in the first half of last year.

Mr. McNamee concluded, “We are modifying our revenue guidance and affirming our earnings guidance for the full year 2005. We now expect to generate revenues in the range of $340 million to $350 million, reflecting anticipated revenue growth in all businesses except our Portamedic business. We continue our reorganization initiatives and we continue to expect diluted earnings per share to grow 15-20% above 2004 levels.”

Hooper Holmes will host a conference call tomorrow to discuss second quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 265 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Revenues	$84,870	$82,842	$167,373	$162,835
Cost of operations	60,665	59,770	119,509	116,918

Gross profit	24,205	23,072	47,864	45,917

Selling, general and administrative expenses	18,390	17,353	37,850	35,145

Operating income	5,815	5,719	10,014	10,772

Other income (expense):
Interest expense	(166)	(196)	(346)	(344)
Interest income	130	51	177	156
Other expense, net	(131)	(76)	(227)	(200)

	(167)	(221)	(396)	(388)

Income before income taxes	5,648	5,498	9,618	10,384

Income taxes	2,246	2,129	3,841	3,934

Net income	$3,402	$3,369	$5,777	$6,450

Earnings per share:
Basic	$0.05	$0.05	$0.09	$0.10
Diluted	$0.05	$0.05	$0.09	$0.10

Weighted average number of shares:
Basic	65,283,711	64,987,776	65,261,409	64,931,903
Diluted	66,255,343	66,615,086	66,358,120	66,684,779

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	06/30/2005	12/31/2004
ASSETS
Current Assets:
Cash and cash equivalents	$13,645	$16,973
Marketable securities	2,079	6,886
Accounts receivable, net	47,370	42,001
Other current assets	8,502	7,242

Total current assets	71,596	73,102

Property, plant and equipment:	37,865	36,740
Less: Accumulated depreciation and amortization	26,149	25,540

	11,716	11,200

Goodwill	155,899	155,502
Intangible assets	32,721	35,380
Other assets	481	521

Total assets	$272,413	$275,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,057	$1,067
Accounts payable	13,460	14,701
Accrued expenses:
Salaries, wages and fees	1,237	1,105
Income taxes payable	3,114	2,512
Other	13,421	15,453

Total current liabilities	32,289	34,838

Long term debt, less current maturities	—	1,000
Other long term liabilities	706	3,881
Deferred income taxes	7,041	7,475
Minority interest	305	254

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2005 and 2004.	2,700	2,700
Additional paid-in capital	124,708	126,086
Accumulated other comprehensive income	768	1,466
Retained earnings	119,244	115,424

	247,420	245,676
Less: Treasury stock at cost (2,035,795 shares in 2005 and 2,297,995 shares in 2004)	15,348	17,419

Total stockholders’ equity	232,072	228,257

Total liabilities and stockholders’ equity	$272,413	$275,705